Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

THERAVANCE, INC.

and

THERAVANCE BIOPHARMA, INC.

Dated as of [•], 2014

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8.5	Privileged Matters	28
8.6	GSK Agreements	29

Article IX Dispute Resolution		30
9.1	Disputes and Negotiation	30
9.2	Dispute Resolution and Arbitration	31
9.3	Confidentiality	31
9.4	Limitation of Liability	32

Article X Further Assurances		32
10.1	Further Assurances	32

Article XI Termination		32
11.1	Termination	32

Article XII Miscellaneous		33
12.1	Governing Law; Jurisdiction	33
12.2	Assignability	33
12.3	Third Party Beneficiaries	33
12.4	Notices	33
12.5	Severability	34
12.6	Expenses	34
12.7	Survival of Covenants	34
12.8	Waivers of Default	34
12.9	Specific Performance	34
12.10	Waiver of Jury Trial	35
12.11	Amendments	35
12.12	Schedules	35
12.13	Construction	35
12.14	Counterparts	35

ATTACHMENTS
Attachment 1.4 — List of Ancillary Agreements
Attachment 1.9 — Consents
Attachment 1.20(a) — Excluded Trademarks
Attachment 1.20(b) — Excluded Patents and Patent Applications
Attachment 1.20(c) — Excluded Domain Names
Attachment 1.23 —FF
Attachment 1.43 — ParentCo Fixed Assets
Attachment 1.60(b) — SpinCo Patents and Patent Applications
Attachment 1.60(c) — SpinCo Trademarks
Attachment 1.60(d) — SpinCo Domain Names
Attachment 1.60(g) — Registrations
Attachment 1.60(k) — Assumed Contracts
Attachment 1.62 — SpinCo Employees
Attachment 1.63(g) — SpinCo Liabilities
Attachment 1.64 — SpinCo Policies

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Attachment 1.80— UMEC
Attachment 1.81 — VI

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [•], 2014, is entered into by and between Theravance, Inc., a Delaware corporation (“ParentCo”), and Theravance Biopharma, Inc., a Cayman Islands corporation (“SpinCo”) (each a “Party” and collectively, the “Parties”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

RECITALS

WHEREAS, the Board of Directors of ParentCo has determined that it is appropriate, desirable and in the best interests of ParentCo and its stockholders to separate its two businesses, the ParentCo Business and the SpinCo Business, into ParentCo and SpinCo respectively, two publicly traded companies, by means of the transfer/assumption of certain assets and liabilities from ParentCo to SpinCo or any of the SpinCo Subsidiaries, all as more fully described in this Agreement and the Ancillary Agreements (the “Separation”);

WHEREAS, in order to effect the Separation, the Board of Directors of ParentCo has further determined that it is appropriate, desirable and in the best interests of ParentCo and its stockholders to distribute to holders of shares of ParentCo Common Stock, on a pro rata basis, all of the issued and outstanding common shares, par value $0.00001 per share, of SpinCo, all as more fully described in this Agreement and the Ancillary Agreements (such shares, the “SpinCo Common Shares”, and such distribution, the “Distribution”); and

WHEREAS, the Parties intend in this Agreement to set forth the principal corporate arrangements between the Parties with respect to the Separation and the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, ParentCo and SpinCo mutually covenant and agree as follows:

Article I

DEFINITIONS

1.1                               “Action” shall mean any demand, action, cause of action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental entity or any arbitration or mediation tribunal.

1.2                               “Affiliate” of a Person shall mean any firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control (provided that such common control is not by a natural person) with such specified Person.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise; provided that if control is deemed solely on the basis of ownership of voting securities or other interests, such ownership must be in excess of fifty percent (50%) of the then-

outstanding shares of common stock or the combined voting power of such Person.  For the sake of clarity, neither SpinCo nor any of the SpinCo Subsidiaries shall be considered Affiliates of ParentCo and the ParentCo Subsidiaries under this Agreement and vice versa.

1.3                               “Agent” shall have the meaning set forth in Section 3.1(a).

1.4                               “Ancillary Agreements” shall mean all of the contracts, obligations, indentures, agreements, leases, purchase orders, commitments, permits, licenses, notes, bonds, mortgages, arrangements or undertakings (whether written or oral and whether express or implied) that are legally binding on either Party or any part of its property under applicable Law entered into in connection with the transactions contemplated hereby, including the documents listed on Attachment 1.4, to be delivered by SpinCo and ParentCo in connection with the Separation.

1.5                               “ANORO” means (a) the combination medicine comprising UMEC with VI, with no other therapeutically active component, and explicitly excluding either component as a monotherapy, and which is proposed, as of the date hereof, to be sold under the brand name “ANORO® ELLIPTA®”, and (b) any and all product improvements, additional claims, line extensions, dosage changes and alternate delivery systems, in each case, with respect to only such combination medicine set forth in subsection (a) comprising UMEC with VI, with no other therapeutically active component (and explicitly excluding either component as a monotherapy).

1.6                               “BREO/RELVAR” means (a) the combination medicine comprising FF and VI, with no other therapeutically active component, and explicitly excluding either component as a monotherapy, and which is proposed, as of the date hereof, to be sold under the brand name “BREO® ELLIPTA®” in the United States and “RELVAR® ELLIPTA®” in the European Union and Japan, and (b) any and all product improvements, additional claims, line extensions, dosage changes and alternate delivery systems, in each case, with respect only to such combination medicine set forth in subsection (a) comprising FF and VI, with no other therapeutically active component (and explicitly excluding either component as a monotherapy).

1.7                               “Collaboration Agreement” means that certain Collaboration Agreement, dated as of November 14, 2002, by and between ParentCo and Glaxo Group Limited, including all amendments and supplements thereto.

1.8                               “Combined Books and Records” shall have the meaning set forth in Section 8.1(b).

1.9                               “Consents” shall mean any and all consents, waivers or approvals from, or notification requirements to, any Third Parties, including those set forth on Attachment 1.9.

1.10                        “Contract” shall mean any contract, obligation, indenture, agreement, lease, purchase order, commitment, permit, license, note, bond, mortgage, arrangement or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under applicable Law, but excluding this Agreement and any Ancillary Agreement save as otherwise expressly provided in this Agreement or any Ancillary Agreement.

1.11                        “Convertible Debt” shall mean the 2.125% Convertible Subordinated Notes due 2023 issued by ParentCo.

1.12                        “Distribution” shall have the meaning set forth in the recitals hereto.

1.13                        “Distribution Date” shall mean the date on which the Distribution to the stockholders of ParentCo is effective, which is [•], 2014.

1.14                        “Effective Time” shall mean [•] Eastern Standard Time on the [day immediately preceding] the Distribution Date.

1.15                        “Environmental Laws” shall mean any environmental laws, rules and regulations of any jurisdiction.

1.16                        “Environmental Liabilities” shall mean any Liabilities relating to Environmental Laws.

1.17                        “Exchange” shall mean the NASDAQ Global Market.

1.18                        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.

1.19                        “Excluded Assets” shall mean all assets solely relating to the ParentCo Business, including (a) the Excluded Intellectual Property and the Excluded Products; (b), and any and all Contracts of ParentCo (including, without limitation and for the avoidance of doubt, the Collaboration Agreement) other than the Assumed Contracts and the Leases; (c), all of ParentCo’s right, title and interest in and to any and all other assets that are expressly contemplated to be retained by ParentCo by this Agreement or any Ancillary Agreement (or the Attachments and Schedules hereto or thereto), including all of the TRC Class A Units and 750 of the TRC Class C Units; (d), all of the assets held by TRC; and (e) all of the capital stock of ParentCo Subsidiary.

1.20                        “Excluded Intellectual Property” shall mean (a) the Trademarks listed in Attachment 1.20(a); (b) the patents and patent applications listed in Attachment 1.20(b), and any patents of addition, re-examinations, reissues, extensions, granted supplementary protection certifications, substitutions, confirmations, registrations, revalidations, revisions, additions and the like, of or to said patents and any and all divisionals, continuations and continuations-in-part, and any patents issuing therefrom, as well as any patent applications related thereto; (c) the domain names listed in Attachment 1.20(c), (d) all U.S. and foreign copyrights and copyrightable subject matter solely related to the ParentCo Business (but excluding the SpinCo Copyrights), whether registered or unregistered, published or unpublished, statutory or common law, and all Actions against past, present, and future infringement, misappropriation, or other violation of the foregoing; and (e) all other Intellectual Property solely related to the ParentCo Business.

1.21                        “Excluded Liabilities” shall mean (a) any and all Liabilities of ParentCo and its Affiliates, relating solely to the ParentCo Business or arising out of or relating to the Excluded Assets, (b) any and all Liabilities of ParentCo and its Affiliates, relating to ParentCo’s  guaranty of TRC’s performance under the portion of the Collaboration Agreement assigned to TRC and under the Strategic Alliance Agreement, (c) any and all Liabilities of ParentCo and its Affiliates

relating to, arising out of or resulting from ParentCo’s performance or obligations under any Ancillary Agreement or this Agreement and (d) the Convertible Debt.

1.22                        “Excluded Products” shall mean any products developed under the Collaboration Agreement and under the Strategic Alliance Agreement.

1.23                        “FF” shall mean the inhaled corticosteroid known as Fluticasone Furorate (with the chemical structure as set forth in Attachment 1.23) or an ester, salt or other noncovalent derivative thereof.

1.24                        “Form 10” shall mean the registration statement on Form 10 filed by SpinCo with the SEC relating to the SpinCo Common Shares, as amended from time to time.

1.25                        “Governmental Approvals” shall mean any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

1.26                        “Governmental Entity” shall mean any federal, state, local, foreign or international court, government department, commission, board, bureau, agency, official or other regulatory, administrative or governmental entity.

1.27                        “IND” shall mean an investigational new drug application, including any amendments and supplements thereto, and all reports, correspondence and other submissions related thereto.

1.28                        “Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

1.29                        “Indemnitee” shall have the meaning set forth in Section 5.4(a).

1.30                        “Indemnity Payment” shall have the meaning set forth in Section 5.4(a).

1.31                        “Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

1.32                        “Insurance Proceeds” shall mean those monies (a) received by an insured from an unaffiliated Third Party insurer under any ParentCo Pre-Distribution Policy, or (b) paid by such Third Party insurer on behalf of an insured under any ParentCo Pre-Distribution Policy, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

1.33                        “Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (a) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) Trademarks and all goodwill associated therewith, (c) copyrights and copyrightable subject matter, whether statutory or common law, registered or unregistered and published or unpublished, (d) rights of publicity, (e) moral rights and rights of attribution and integrity, (f) rights in Software, (g) trade secrets and all other confidential and proprietary information, know-how, inventions, improvements, processes, formulae, models and methodologies, (h) rights to domain names, (i) rights to personal information, (j) telephone numbers and internet protocol addresses, (k) applications and registrations for the foregoing, and (l) Actions against past, present, and future infringement, misappropriation, or other violation of the foregoing.

1.34                        “Law” shall mean any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

1.35                        “Leases” shall mean that certain (i) Amended and Restated Lease Agreement, 951 Gateway Boulevard, between ParentCo and HMS Gateway Office L.P., dated as of January 1, 2001 and (ii) Lease Agreement, 901 Gateway Boulevard, between ParentCo and HMS Gateway Office L.P., dated as of January 1, 2001, in each case, including all amendments and supplements thereto.

1.36                        “Liabilities” shall mean any and all debts, liabilities, and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable of any kind or nature whatsoever, including those arising under any Law or Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental entity, and those arising under any Contract or any fines, damages or equitable relief which may be imposed in connection with any of the foregoing and including all costs and expenses related thereto.

1.37                        “NDA” shall mean a new drug application, including any amendments or supplements thereto, and all reports, correspondence and other submissions related thereto.

1.38                        “Opening SpinCo Balance Sheet” shall mean the combined balance sheet of SpinCo, dated as of the Distribution Date, prepared on the same basis as the unaudited pro forma condensed combined balance sheet, dated [•], 2013, included in the Form 10.

1.39                        “ParentCo Business” shall mean the pharmaceutical royalty management business of ParentCo, other than the SpinCo Business, as conducted or proposed to be conducted by ParentCo prior to or as of the Effective Time.  For the avoidance of doubt, the ParentCo Business includes the management of ParentCo’s rights to receive payments under the Collaboration Agreement and Strategic Alliance Agreement with respect to the Excluded Products, including as a result of ownership of the TRC Class A Units and TRC Class C Units, rights to receive distributions from TRC with respect to the TRC Class A Units and TRC Class C Units, and other assets, Contracts and Liabilities related the foregoing.

1.40                        “ParentCo Common Stock” shall mean the Common Stock, $0.01 par value per share, of ParentCo.

1.41                        “ParentCo Consolidated Balance Sheet” shall have the meaning set forth in Section 2.5(a).

1.42                        “ParentCo Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, family, sick leave, salary continuation, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, on the Distribution Date, is employed or will be employed by ParentCo.

1.43                        “ParentCo Fixed Assets” shall mean the fixed assets listed on Attachment 1.43 and such other fixed assets of SpinCo with an aggregate value of no more than $[•] that the parties may determine within [•] ([•]) months after the Effective Time are reasonably required by ParentCo for the ParentCo Business.

1.44                        “ParentCo General Liability Policies” shall mean all ParentCo Pre-Distribution Policies that respond to claims on an occurrence basis.

1.45                        “ParentCo Policies” shall mean all ParentCo Pre-Distribution Policies that respond to claims on a claims-made basis.

1.46                        “ParentCo Pre-Distribution Policies” shall mean all Policies, other than the SpinCo Policies and including the ParentCo General Liability Policies and the ParentCo Policies, entered prior to or as of the Effective Time, which are between or among ParentCo and one or more Third Parties, that benefit either or both the ParentCo Business and the SpinCo Business.

1.47                        “ParentCo Subsidiary” shall mean Advanced Medicine East, Inc., a Delaware corporation.

1.48                        “Party” shall have the meaning set forth in the preamble hereof.

1.49                        “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

1.50                        “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

1.51                        “Post-Closing Cash” shall have the meaning set forth in Section 2.5(d).

1.52                        “Products” shall mean, individually and collectively, telavancin and all of the products under development, regardless of the state of development, by ParentCo, other than the Excluded Products.

1.53                        “Record Date” shall mean the close of business on the date to be determined by the ParentCo Board of Directors as the record date for the Distribution.

1.54                        “SEC” shall mean the United States Securities and Exchange Commission or any successor agency thereto.

1.55                        “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under security Laws.

1.56                        “Selected Liabilities” shall have the meaning set forth in Section 2.5(b).

1.57                        “Selected Liabilities Statement” shall have the meaning set forth in Section 2.5(d).

1.58                        “Separation” shall have the meaning set forth in the recitals hereto.

1.59                        “Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user manuals and training materials related to any of the foregoing.

1.60                        “SpinCo Assets” shall mean:

(a)                                 All categories of assets that are reflected as assets of SpinCo in the unaudited pro forma condensed combined balance sheet of SpinCo, dated [•], 2013, included in the Form 10, with the value of such asset as reflected in the Opening SpinCo Balance Sheet.

(b)                                 All of ParentCo’s rights, title and interest in and to the patents and patent applications listed in Attachment 1.60(b), and any patents of addition, re-examinations, reissues, extensions, granted supplementary protection certifications, substitutions, confirmations, registrations, revalidations, revisions, additions and the like, of or to said patents and any and all divisionals, continuations and continuations-in-part, and any patents issuing therefrom, as well as any patent applications related thereto and all Actions against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(c)                                  All of ParentCo’s rights, title and interest in and to the Trademarks listed on Attachment 1.60(c), together with (i) all common law rights to such Trademarks, (ii) the goodwill of the SpinCo Business symbolized by such Trademarks, (iii) all Actions for, or arising from any infringement, dilution, unfair competition, or other violation, including past infringement, dilution, unfair competition, or other violation, of such Trademarks, and (iv) all rights corresponding thereto throughout the world.

(d)                                 All of ParentCo’s rights, title and interest in and to the domain names listed in Attachment 1.60(d) and all Actions against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(e)                                  All U.S. and foreign copyrights and copyrightable subject matter related to the SpinCo Business, whether registered or unregistered, published or unpublished, statutory or common law, including all related registrations, applications and common law rights, in any labels, product marketing materials or other copyrighted works related to the SpinCo Business and all Actions against past, present, and future infringement, misappropriation, or other violation of the foregoing (“SpinCo Copyrights”).

(f)                                   All of ParentCo’s rights, title and interest in and to all Intellectual Property, including trade secrets, not hereto forth described in the definition of SpinCo Assets that are reasonably likely to be used in the SpinCo Business, but excluding the Excluded Intellectual Property.

(g)                                  With respect to the Products, all (i) material regulatory filings and regulatory approvals, registrations and governmental authorizations, (ii) each NDA, (iii) each IND or equivalent, (iv) all licenses and permits relating to the Products, and (v) all applications to the FDA or the comparable foreign law or bodies in effect or pending at the Effective Time, all as set forth on Attachment 1.60(g), and all other information contained therein or materials relating thereto (collectively, the “Registrations”).

(h)                                 All SpinCo Books and Records.  “SpinCo Books and Records” shall mean books and records which relate to SpinCo, the SpinCo Assets, the SpinCo Liabilities or the conduct of the SpinCo Business.

(i)                                     All pre-clinical and clinical data related to the SpinCo Business and which is contained in ParentCo’s databases or otherwise in ParentCo’s possession or control.

(j)                                    All fixed assets of ParentCo as of the Effective Time except for the ParentCo Fixed Assets.

(k)                                 All rights and benefits of ParentCo in existence as of the Effective Time or arising after the Effective Time under the Contracts listed in Attachment 1.60(k) (the “Assumed Contracts”), including any rights to Intellectual Property or SpinCo Copyrights contained therein.  The Assumed Contracts shall be deemed to include all purchase, work and change orders related thereto.

(l)                                     All of ParentCo’s rights, title and interest in and to the Trial Materials.

(m)                             All of ParentCo’s rights, title and interest in and to the Trial Study Reports.

(n)                                 Cash and cash equivalents in the amount of [• U.S. Dollars ($•)] in the aggregate [plus the amount of the Post-Closing Cash, as determined in accordance with Section 2.5.]

(o)                                 All of ParentCo’s rights under the Leases, including the right to possess, use and occupy the Premises and the Subleased Premises (as defined in the Leases), and all of ParentCo’s rights, title and interest in and to the Lessee Improvements and the Sublessee Improvements (as those terms are defined in the Leases).

(p)                                 Any and all interest in the SpinCo Subsidiaries.

(q)                                 All of the TRC Class B Units and 6,375 TRC Class C Units.

(r)                                    SpinCo Policies.

(s)                                   All of ParentCo’s rights, title and interest in and to any and all other assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Attachments and Schedules hereto or thereto) to be transferred to SpinCo or any of the SpinCo Subsidiaries.

For the avoidance of doubt and notwithstanding anything to the contrary herein, SpinCo Assets shall not include (i) any cash or cash equivalents other than as described in clause (n) above, (ii) any net operating losses, net operating loss carry-forwards or other Tax attributes of ParentCo, whether or not relating to SpinCo or the SpinCo Business, or (iii) the Excluded Assets.

1.61                        “SpinCo Business” shall mean the business of ParentCo related to (i) the discovery, development and commercialization of medicines and technologies related thereto, including the Products (but excluding the Excluded Products), as conducted or proposed to be conducted by ParentCo prior to or as of the Effective Time and (ii) ownership of all of the TRC Class B Units and 6,375 TRC Class C Units.

1.62                        “SpinCo Employees” shall mean all employees of Theravance Biopharma US, Inc., a Delaware corporation, listed on Attachment 1.62.

1.63                        “SpinCo Liabilities” shall mean:

(a)                                 All categories of Liabilities that are reflected as liabilities of SpinCo in the unaudited pro forma condensed combined balance sheet of SpinCo, dated [•], 2013, included in the Form 10 with the value of such liabilities as reflected in the Opening SpinCo Balance Sheet.

(b)                                 All Liabilities under the Assumed Contracts.

(c)                                  All Liabilities under the Leases.

(d)                                 All Liabilities under the Registrations arising after the Effective Time.

(e)                                  All other Liabilities (other than Excluded Liabilities) arising out of the conduct of ParentCo’s business prior to the Effective Time, other than liabilities solely related to the ParentCo Business, including Liabilities arising out of the conduct of the SpinCo Business or arising out of or related to the SpinCo Assets.

(f)                                   Any and all Environmental Liabilities.

(g)           Any and all Liabilities expressly set forth on Attachment 1.63(g).

(h)           The Selected Liabilities, as described in Section 2.5.

(i)            Any and all other Liabilities of SpinCo relating to, arising out of or resulting from SpinCo’s performance or obligations under any Ancillary Agreement or this Agreement.

(j)            Any and all other Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Attachments and Schedules hereto or thereto) to be transferred to and assumed by SpinCo or any of the SpinCo Subsidiaries.

For the avoidance of doubt, SpinCo Liabilities shall not include the Excluded Liabilities.

1.64        “SpinCo Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of ParentCo or its Subsidiaries, which relate solely to the SpinCo Business and are assignable to SpinCo, as listed on Attachment 1.64.

1.65        “SpinCo Subsidiaries” shall mean Theravance Biopharma US, Inc., a Delaware corporation, Theravance Biopharma Antibiotics, Inc., a Cayman Islands exempted company, Theravance Biopharma R&D, Inc., a Cayman Islands exempted company, Theravance Biopharma R&D IP, LLC, a Delaware limited liability company, and Theravance Biopharma Antibiotics IP, LLC, a Delaware limited liability company.

1.66        “Strategic Alliance Agreement” means that certain Strategic Alliance Agreement, dated as of March 30, 2004, by and between ParentCo and Glaxo Group Limited, including all amendments and supplements thereto.

1.67        “Subsidiary” of a Person shall mean any firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, that is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.  For the sake of clarity, SpinCo shall not be considered a Subsidiary of ParentCo under this Agreement, and TRC shall be considered a Subsidiary of ParentCo.

1.68        “Third Party” shall mean any Person other than ParentCo, any ParentCo Affiliate, SpinCo and any SpinCo Affiliate.

1.69        “Third-Party Claim” shall have the meaning set forth in Section 5.5(a).

1.70        “Trademarks” shall mean all trademarks, service marks, trade names, names, slogans, taglines, logos, design marks, trade dress, product designs, and product packaging,

including all applications for and registrations of the foregoing, and including those at common law.

1.71        “Transfer” shall have the meaning set forth in Section 2.2(a).

1.72        “TRC” shall mean Theravance Respiratory Company LLC, a Delaware limited liability company.

1.73        “TRC Class A Units” shall mean the Class A membership units in TRC.

1.74        “TRC Class B Units” shall mean the Class B membership units in TRC.

1.75        “TRC Class C Units” shall mean the Class C membership units in TRC.

1.76        “TRC Operating Agreement” shall mean that certain Limited Liability Company Agreement of Theravance Respiratory Company LLC, dated as of [•], 2014, by and between ParentCo and Theravance Biopharma R&D, Inc.

1.77        “Trial” shall mean a pre-clinical or clinical trial related to the Products.

1.78        “Trial Materials” shall mean the Products and the placebo for each of these Products for use in Trials, whether in bulk, formulated or finished form and whether or not in existence at the Effective Time.

1.79        “Trial Study Reports” shall mean all reports or summaries of all data, records and documents resulting from the Trials.

1.80        “UMEC” means the long-acting muscarinic antagonist umeclidinium bromide (with the chemical structure as set forth in Attachment 1.80) or an ester, salt or other noncovalent derivative thereof.

1.81        “VI” means the long-acting beta2 agonist vilanterol (with the chemical structure as set forth in Attachment 1.81) or an ester, salt or other noncovalent derivative thereof.

1.82        “VI Monotherapy” means (a) VI, solely as a monotherapy (i.e., excluding VI in combination with any one or more other therapeutically active component(s)), and (b) any and all product improvements, additional claims, line extensions, dosage changes and alternate delivery systems, in each case, with respect to only VI solely as a monotherapy (i.e., excluding VI in combination with any one or more other therapeutically active component(s)).

Article II

THE SEPARATION

2.1          General.  Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause any of their respective Subsidiaries to use, their respective reasonable best efforts to consummate the transactions contemplated hereby.

2.2          Transfer of SpinCo Assets and Assumption of SpinCo Liabilities.  Subject to Sections 2.3, 2.4 and 2.5:

(a)           At the Effective Time, ParentCo shall, and hereby does, transfer, contribute, assign, distribute and convey, or cause to be transferred, contributed, assigned, distributed and conveyed, to SpinCo and/or its designated Subsidiaries all of ParentCo’s right, title and interest in and to the SpinCo Assets (the “Transfer”).

(b)           At the Effective Time, SpinCo shall, and hereby does, on behalf of itself and certain of its Subsidiaries, accept the Transfer from ParentCo.

(c)           On or before the Distribution Date, ParentCo shall transfer, or cause to be transferred, the SpinCo Employees to SpinCo and/or its designated Subsidiaries, as the case may be and as more particularly set forth on Attachment 1.62.

(d)           Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, at the Effective Time SpinCo shall, and hereby does, accept, assume or, as applicable, retain (on behalf of itself and /or its designated Subsidiaries) all the SpinCo Liabilities and shall after the Effective Time perform, discharge and fulfill (or cause its Subsidiaries to perform, discharge and fulfill), in accordance with their respective terms, all the SpinCo Liabilities, in each case, unless specified otherwise in the definition of SpinCo Liabilities, regardless of (i) when or where such Liabilities arose or arise, (ii) where or against whom such Liabilities are asserted or determined, (iii) which entity is named in any action associated with any Liability, and (iv) whether the facts on which they are based occurred prior to, on or after the Effective Time (the “Assumption”).  Notwithstanding the foregoing, SpinCo shall not assume (on behalf of itself and /or its designated Subsidiaries) any Liability attributable to the failure of ParentCo or its officers, directors, employees, agents or Affiliates to materially perform ParentCo’s obligations to SpinCo pursuant to this Agreement or the Ancillary Agreements.

(e)           If at any time, after the Effective Time, the Parties agree that ParentCo or its Subsidiaries possess any assets or liabilities related to the SpinCo Business, ParentCo shall as promptly as practicable transfer or cause to be transferred, at SpinCo’s expense, and SpinCo shall accept such transfer and/or assume (on behalf of itself and /or its designated Subsidiaries), for no additional consideration, such SpinCo Asset and/or Liability, including any and all economic benefits or detriments generated from such SpinCo Asset and/or Liabilities after the Effective Time, to SpinCo.  Each such transferred asset or liability shall be deemed a SpinCo Asset or a SpinCo Liability, respectively, and shall be subject to the terms and conditions of this Agreement applicable thereto.

(f)            If at any time, after the Effective Time, the Parties agree that SpinCo or its Subsidiaries possess any assets or liabilities solely related to the ParentCo Business, SpinCo shall as promptly as practicable transfer or cause to be transferred (on behalf of itself and /or its designated Subsidiaries), at ParentCo’s expense, and ParentCo shall accept such transfer and/or assume, for no consideration, such ParentCo Asset and/or Liability, including any and all economic benefits or detriments generated from such ParentCo Asset and/or Liabilities after the Effective Time, to ParentCo.  Each such transferred asset or liability shall be deemed a ParentCo

Asset or a ParentCo Liability, respectively, and shall be subject to the terms and conditions of this Agreement applicable thereto.

(g)           In furtherance of the Transfer and the assumption of the SpinCo Liabilities by SpinCo as set forth above, and simultaneously with the execution and delivery of this Agreement (i) ParentCo shall execute and deliver such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the Transfer, and (ii) SpinCo (on behalf of itself and /or its designated Subsidiaries) shall execute and deliver to ParentCo such bills of sale, stock powers, certificates of title, assumptions of contracts, indemnity agreements and other instruments of assumption as and to the extent necessary to evidence the valid and effective Assumption.

2.3          Governmental Approvals; Consents.

(a)           To the extent that the Transfer or the Assumption requires any Governmental Approvals, the Parties shall use reasonable best efforts to obtain any such Governmental Approvals.  If and to the extent that the Transfer or the Assumption would be a violation of applicable laws or require any Governmental Approval in connection with the Separation or the Distribution, then, unless ParentCo shall otherwise determine, the Transfer to or Assumption by SpinCo of such SpinCo Assets or SpinCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported Transfer or the Assumption shall be null and void until such time as all legal impediments are removed and/or each of such Governmental Approval has been obtained.

(b)           The Parties shall use reasonable best efforts to obtain any Consents required in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing, no Party shall be obligated to pay any consideration therefor to any Third Party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

2.4          Deferred Transfers/Assumptions.

(a)           If the Transfer of any SpinCo Asset or Assumption intended to be Transferred and assumed hereunder is not consummated prior to or at the Effective Time, whether as a result of the provisions of Section 2.3 or for any other reason, then ParentCo shall thereafter hold such SpinCo Asset for the use and benefit of SpinCo if permitted by Law.

(b)           If and when the Consents and/or Governmental Approvals, or any other impediments to Transfer or Assumption, the absence of which caused the deferral of Transfer of any SpinCo Asset or Assumption pursuant to Section 2.3 or otherwise, are obtained or removed (as appropriate), the Transfer of the applicable SpinCo Asset or Assumption shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(c)           With respect to any SpinCo Asset retained by ParentCo due to the deferral of the Transfer of such SpinCo Asset, ParentCo shall take such actions with respect to such SpinCo Asset as may be reasonably requested by SpinCo (and SpinCo shall fully reimburse ParentCo for all costs and expenses associated therewith).

(d)           If the Parties are unable to obtain, or to cause to be obtained, any such required Governmental Approvals, Consents, release, substitution or amendment pursuant to Section 2.3 or otherwise, ParentCo shall (i) continue to be bound by such Contract, license or other obligation, which shall not constitute a Liability of ParentCo (unless not permitted by Law or the terms thereof), (ii) as agent or subcontractor for SpinCo, pay, perform and discharge fully all the obligations or other SpinCo Liabilities thereunder after the Effective Time, and (iii) deliver to SpinCo any payments, benefits or other consideration received by ParentCo under such Contract, license or other obligation; provided, however, that ParentCo shall not be obligated to extend, renew or otherwise cause such Contract, license or other obligation to remain in effect beyond the term in effect as of the Effective Time.  SpinCo shall have the right to direct ParentCo to exercise ParentCo’s rights under such Contract, license or other obligation for the benefit of SpinCo.  SpinCo shall fully indemnify ParentCo and its Affiliates, officers, directors, employees, agents and hold each of them harmless against any and all obligations or SpinCo Liabilities arising in connection therewith and also for any actions requested by SpinCo pursuant to Section 2.4(c), provided, however, that SpinCo shall have no obligation to indemnify ParentCo with respect to any matter to the extent that ParentCo has engaged in any violation of Law or fraud in connection therewith.  ParentCo shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to SpinCo, all money, rights and other consideration received by it or any of its Subsidiaries in respect of such performance on behalf of SpinCo (unless any such consideration is an Excluded Asset of ParentCo pursuant to this Agreement).  If and when any such Governmental Approval, Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or capable of novation, ParentCo shall promptly assign, or cause to be assigned, all rights, obligations and other SpinCo Liabilities thereunder of ParentCo’s to SpinCo or its designated Subsidiary without payment of any further consideration and SpinCo (or its designated Subsidiary, as applicable), without the payment of any further consideration, shall assume such rights and obligations and other SpinCo Liabilities.

2.5          Calculation, Adjustment and Payment of Selected Liabilities.

(a)           “ParentCo Consolidated Balance Sheet” shall mean the unaudited consolidated balance sheet of ParentCo, dated as of the day immediately preceding the Distribution Date, prepared on a basis consistent with the basis on which the unaudited consolidated balance sheet included in ParentCo’s [•] Report on Form 10-[•] for the [•] period ended [•], 2013 and filed with the Securities and Exchange Commission on [•] was prepared.  As soon as reasonably practicable after the Effective Time, the Parties shall coordinate in the preparation of the ParentCo Consolidated Balance Sheet.

(b)           “Selected Liabilities” shall mean certain current liabilities that are both recorded on the ParentCo Consolidated Balance Sheet in accordance with U.S. generally accepted accounting principles (“GAAP”) and unpaid as of the Effective Time, in the following categories: accrued vacation, accrued preclinical and clinical trial expenses, personnel-related restructuring accruals and accrued post-employment benefits.  For clarity, the Selected Liabilities shall be recorded on the Opening SpinCo Balance Sheet.

(c)           Payment of Current Liabilities.  ParentCo shall under the terms of each respective Contract remit payment to vendors for all current liabilities that are both recorded on the ParentCo Consolidated Balance Sheet in accordance with GAAP and unpaid as of the Effective Time, with the exception of (i) the Selected Liabilities and (ii) any [deferred revenue,] [deferred rent] and debt accounts that are recorded on the Opening SpinCo Balance Sheet.  SpinCo shall remit payment for the Selected Liabilities to the payees identified by ParentCo under the terms of each respective Contract.

(d)           Initial Selected Liabilities Statement and Post-Closing Cash.  SpinCo shall provide ParentCo in writing with its estimate for the amount of the Selected Liabilities within fifteen (15) business days after the Effective Time (the “Selected Liabilities Statement”).  ParentCo shall have ten (10) business days following the receipt of the Selected Liabilities Statement to review and analyze SpinCo’s calculation of the amount set forth in the Selected Liabilities Statement (the “Post-Closing Cash”) and ParentCo shall then pay to SpinCo any undisputed part of the Post-Closing Cash.  If ParentCo does not agree with SpinCo’s calculation of the Post-Closing Cash, the parties shall work in good faith to resolve the disagreement.  After resolution of such disagreement, any payments owing either to SpinCo as a result of such adjustment shall be made within five (5) business days after the agreement of the parties.

2.6          Termination of Agreements.  Except with respect to this Agreement, the Ancillary Agreements and the TRC Operating Agreement (and agreements expressly contemplated herein or therein to survive by their terms), the Parties hereby terminate any and all written or oral agreements, arrangements, commitments or understandings, between or among them, effective as of the Effective Time; and each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

2.7          Disclaimer of Representations and Warranties.  THE PARTIES UNDERSTAND AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT HEREBY OR THEREBY, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE SPINCO ASSETS, SPINCO BUSINESS OR SPINCO LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY SPINCO ASSETS, SPINCO BUSINESS OR SPINCO LIABILITIES OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY SPINCO ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH SPINCO ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS AND SO LONG AS THE TRANSFEROR IS IN COMPLIANCE WITH THE TERMS OF THIS AGREEMENT RELATING TO THE TRANSFER, THE TRANSFEREE SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE

INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT THE REQUIREMENTS OF LAWS, CONTRACTS, OR JUDGMENTS ARE NOT COMPLIED WITH.

Article III

THE DISTRIBUTION

3.1          The Distribution.

(a)           Subject to Section 3.3, on or prior to the Distribution Date, for the benefit of and distribution to the holders of ParentCo Common Stock on the Record Date, ParentCo will deliver stock certificates, endorsed by ParentCo in blank, to the distribution agent, Computershare (the “Agent”), representing all of the outstanding and issued SpinCo Common Shares then owned by ParentCo.  ParentCo shall instruct the Agent to electronically distribute on the Distribution Date the appropriate number of such SpinCo Common Shares to each such holder or designated transferee or transferees of such holder.

(b)           Subject to Section 3.4, each holder of ParentCo Common Stock on the Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Distribution one (1) SpinCo Common Share for every three and one-half (3.5) shares of ParentCo Common Stock.  No investment decision or action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of SpinCo Common Shares.

(c)           SpinCo and ParentCo, as the case may be, will provide to the Agent any and all information required in order to complete the Distribution.

3.2          Actions in Connection with the Distribution.

(a)           SpinCo shall prepare and, in accordance with applicable Law, file with the SEC and cause to become effective the Form 10, including amendments, supplements, exhibits and any such other documentation which is necessary or desirable to effectuate the Separation and the Distribution, and ParentCo and SpinCo shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(b)           In connection with the Distribution, ParentCo and SpinCo shall prepare and mail to the holders of ParentCo Common Stock such information concerning SpinCo, the SpinCo Business, the SpinCo Assets, the SpinCo Liabilities, operations and management, the Distribution, the Separation and such other matters as ParentCo shall reasonably determine and as may be required by Law.

(c)           SpinCo shall also prepare, file with the SEC and cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement, or any of the Ancillary Agreements.

(d)           ParentCo and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(e)           ParentCo and SpinCo shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.3 to be satisfied and to effect the Distribution on the Distribution Date.

(f)            SpinCo shall prepare and file, and shall use reasonable best efforts to have approved and made effective, an application for the original listing on the Exchange of the SpinCo Common Shares to be distributed in the Distribution, subject to official notice of distribution.

(g)           ParentCo shall give the Exchange not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(h)           ParentCo and SpinCo shall take all actions necessary to cause, immediately prior to the Distribution, the number of SpinCo Common Shares issued and outstanding to be increased to equal the number of SpinCo Common Shares to be distributed to holders of ParentCo Common Stock in accordance with this Agreement.

(i)            ParentCo and SpinCo shall cooperate to change the name, effective on or prior to the Distribution Date, of any entity that is part of (i) SpinCo and any of its Affiliates so that the word “Theravance,” without “Biopharma” immediately following, is changed to “Theravance Biopharma”, and (ii) ParentCo and its Affiliates so that the words “Theravance Biopharma” are changed to “Theravance” without “Biopharma” as part of any such name.

(j)            The Board of Directors of ParentCo and SpinCo shall have obtained an opinion from a nationally recognized appraisal, valuation and investment banking firm, in a form reasonably satisfactory to the Parties, substantially to the effect that each of ParentCo and SpinCo will be solvent and adequately capitalized immediately after the Distribution and ParentCo has sufficient surplus under the Laws of Delaware to distribute the SpinCo Common Shares.

3.3          Conditions to Distribution.  Subject to Section 3.2, the following are conditions to the consummation of Distribution.  The conditions are for the sole benefit of ParentCo and shall not give rise to or create any duty on the part of ParentCo or the Board of Directors of ParentCo to waive or not waive any such condition:

(a)           The Form 10 shall have been declared effective by the SEC, with no stop order in effect with respect thereto;

(b)           All permits, registrations and consents required under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Separation and the Distribution shall have been obtained and be in full force and effect;

(c)           All material Government Approvals and other consents necessary to consummate the Separation and the Distribution shall have been obtained and be in full force and effect;

(d)           No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation and the Distribution shall be in effect and no other event outside the control of ParentCo shall have occurred or failed to occur that prevents the consummation of the Distribution;

(e)           The Board of Directors of ParentCo shall have authorized and approved the Distribution and not withdrawn such authorization and approval;

(f)            The Board of Directors of ParentCo shall have approved the basis of the determination of the Selected Liabilities and categories of assets and liabilities included in both the Opening SpinCo Balance Sheet and the ParentCo Consolidated Balance Sheet.

(g)           The SpinCo Common Shares to be delivered in the Distribution shall have been approved for listing on the Exchange;

(h)           ParentCo shall have completed the Transfer of SpinCo Assets and transfer of SpinCo Employees to SpinCo, and the Assumption of all the SpinCo Liabilities by SpinCo shall be completed;

(i)            All Ancillary Agreements shall have been entered into by the Parties and all other Parties thereto, as applicable, and shall remain in full force and effect; and

(j)            No other events or developments shall have occurred that, in the sole discretion of the Board of Directors of ParentCo, would result in the Distribution having a material adverse effect on ParentCo or on the stockholders of ParentCo or not being in the best interest of ParentCo and its stockholders.

3.4          Fractional Shares.  The Agent and ParentCo shall, as soon as practicable after the Distribution Date (a) determine the number of whole and fractional of SpinCo Common Shares allocable to each holder of record or beneficial owner of ParentCo Common Stock as of close of business on the Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then-prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per SpinCo Common Share after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes.  The Agent, in its sole discretion, will determine the timing and method of selling such fractional shares, the selling price of such fractional shares and the broker-dealer to which such fractional shares will be sold, provided that the designated broker-dealer is not an Affiliate of ParentCo or SpinCo.  Neither ParentCo nor SpinCo will pay any interest on the proceeds from the sale of fractional shares.

Article IV

INSURANCE

4.1          Policies and Rights Included Within the SpinCo Assets.  Without limiting the generality of the definition of the SpinCo Assets, the SpinCo Assets shall include (a) the SpinCo Policies and (b) any and all rights of an insured Party or its Affiliates under each of the ParentCo Pre-Distribution Policies, to the extent allowable under such Policies, including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any Party or any of its Affiliates in connection with the SpinCo Business (provided ParentCo shall have equal rights with respect to indemnity and the right to be defended to the extent practical and appropriate) and which injuries, losses, liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the ParentCo Pre-Distribution Policies; provided, however, that nothing in this Section 4.1 shall be deemed to constitute (or to reflect) the assignment of the ParentCo Pre-Distribution Policies, or any of them, to SpinCo.

4.2          Post-Effective Time Claims.

(a)           If, subsequent to the Effective Time, any Person shall assert a claim against SpinCo or its Affiliates with respect to any injury, loss, Liability, damage or expense incurred or claimed to have been incurred prior to the Effective Time, including claims related to the SpinCo Business, or in connection with the Distribution, and such injury, loss, Liability, damage or expense may have or has arisen out of insured or insurable occurrences, claims or events under one or more of the ParentCo Pre-Distribution Policies, ParentCo shall at the time such claim is asserted (except to the extent inconsistent with Section 4.1 and to the extent allowable under the ParentCo Pre-Distribution Policies) be deemed to assign, without need of further documentation, to SpinCo or its Affiliates, any and all rights of an insured party under the applicable ParentCo Pre-Distribution Policy with respect to such asserted claim, including rights of indemnity and the right to be defended by or at the expense of the insurer; provided, however, that nothing in this Section 4.2 shall be deemed to constitute (or to reflect) the assignment of the ParentCo Pre-Distribution Policies, or any of them, to SpinCo.

(b)           In the event that any ParentCo Pre-Distribution Policy does not allow such assignment of a claim to SpinCo or its Affiliates, at SpinCo’s sole option, cost and expense, claims for coverage of insured SpinCo Liabilities shall be tendered by ParentCo as necessary to invoke the benefit of the ParentCo Pre-Distribution Policies.  If such insurers do not promptly acknowledge insurance coverage in connection with such insured SpinCo Liabilities, then, with respect to such insured SpinCo Liabilities, SpinCo, on an as-incurred basis (i) shall advance all amounts expended by ParentCo, incurred at the request of SpinCo, for or with respect to such insured SpinCo Liabilities, including all costs and expenses in connection with the defense and settlement and in satisfaction of any judgment incurred, and amounts sufficient to cover any Liabilities required to be paid by ParentCo or its Subsidiaries, and (ii) shall pay all costs incurred in connection with pursuing and recovering Insurance Proceeds with respect to the insured SpinCo Liabilities, but only to the extent so requested by SpinCo, which shall be entitled to direct such recovery efforts.  Any payments made to ParentCo or its Subsidiaries by SpinCo or the SpinCo Subsidiaries on account of such insured SpinCo Liabilities shall be deemed to be advances pursuant to this Section 4.2.  SpinCo and the SpinCo Subsidiaries shall have the right to recover any advances made pursuant to Section 4.3 from ParentCo and its Subsidiaries, and ParentCo and its Subsidiaries shall have the obligation promptly to reimburse SpinCo and the SpinCo Subsidiaries for such advances, solely from the Insurance Proceeds of the ParentCo Pre-Distribution Policies that cover such insured SpinCo Liabilities and that are received by ParentCo or its Subsidiaries.  ParentCo and its Subsidiaries (i) shall, at all times until paid to SpinCo, hold Insurance Proceeds received for or with respect to insured SpinCo Liabilities in trust for the benefit of SpinCo; and (ii) shall promptly remit such Insurance Proceeds to SpinCo.

4.3                               ParentCo Policies.  ParentCo shall, to the extent that the ParentCo Policies cover the SpinCo Liabilities, after discussion with SpinCo, either (a) maintain the ParentCo Policies, (b) buy replacement insurance, or (c) purchase an extended reporting period endorsement for the ParentCo Policies.  In each of (a), (b) and (c), such coverage shall be at the expense of SpinCo and be of a type and with a limit and terms and conditions similar to those in force under the ParentCo Policies as of the Effective Time and shall be maintained for a minimum of eight (8)  years after the Effective Time.

Article V

RELEASES AND INDEMNIFICATION

5.1                               Release of Pre-Distribution Claims.

(a)                                 Except as otherwise provided in this Agreement or any Ancillary Agreement, SpinCo, together with its Subsidiaries, executors, administrators, successors and assigns, does hereby, effective as of the Effective Time, remise, release and forever discharge ParentCo, its respective Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of ParentCo or any of its Affiliates (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from all Liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time.

(b)                                 Except as otherwise provided in this Agreement or any Ancillary Agreement, ParentCo, together with its respective Subsidiaries, executors, administrators, successors and assigns, does hereby, effective as of the Effective Time, remise, release and forever discharge SpinCo, its respective Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of SpinCo or any of its Affiliates (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from all Liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time.

(c)                                  Nothing contained in Section 5.1(a) and Section 5.1(b) shall impair or otherwise affect any right of any Party to enforce this Agreement, any Ancillary Agreement or the TRC Operating Agreement.  In addition, nothing contained in Section 5.1(a) and Section 5.1(b) shall release any Party from:

(i)                                     any Liability assumed by, or transferred, or assigned or allocated to, a Party or its respective Affiliates pursuant to or contemplated by this Agreement or any Ancillary Agreement;

(ii)                                  any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between one Party (and/or a member of such Party’s Affiliates), on the one hand, and the other Party (and/or a member of such Party’s Affiliates), on the other hand; and

(iii)                               any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by a Third Party, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the Ancillary Agreements.

(d)                                 Each Party shall not, and shall not permit any of its Subsidiaries to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other Party or any member of the other Party’s Affiliates, or any other Person released pursuant to Section 5.1(a) and Section 5.1(b), with respect to any and all Liabilities released pursuant to Section 5.1(a) and Section 5.1(b).  If a Party breaches this Section 5.1(d), such breaching Party shall be liable for all related expenses, including court costs, attorneys’ fees, and all other legal expenses of the other Party.

(e)                                  It is the intent of each Party, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, whether known or unknown, between one Party (and/or any Affiliate of such Party) and the other Party (and/or a member of such other Party) (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as otherwise set forth in this Section 5.1.

(f)                                   Each Party hereby acknowledges that it has considered the possibility that it may not now fully know the nature or value of the claims which are generally released pursuant to this Section 5.1 and that such general release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past or present, however arising, and that any and all rights granted to such Party pursuant to Section 1542 of the California Civil Code or any analogous applicable state or federal law or regulation are hereby expressly waived.  Said Section 1542 of the Civil Code of the State of California reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

(g)                                  If any Person associated with a Party (including any director, officer or employee of a Party) initiates an Action with respect to claims released by this Section 5.1, the Party with which such Person is associated shall indemnify the other Party against such Action in accordance with the provisions set forth in this Article V.

(h)                                 At any time, at the request of a Party, each Party shall, and to the extent practicable, cause each other Person on whose behalf it released Liabilities pursuant to this Section 5.1, to execute and deliver releases in customary form reflecting the provisions hereof.

5.2                               Indemnification by SpinCo.  Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Effective Time, SpinCo shall indemnify, defend and hold harmless ParentCo and its Affiliates and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of ParentCo or any of its Affiliates (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns (collectively, the “ParentCo Indemnitees”), from and against any and all Liabilities and related losses of the ParentCo Indemnitees relating to, arising out of or resulting from any of the following:

(a)                                 The failure of SpinCo, its Subsidiaries or any of their respective Affiliates or any other Person to pay, perform or otherwise promptly discharge after the Effective Time any SpinCo Liabilities in accordance with their respective terms;

(b)                                 The SpinCo Liabilities (including any subsequently identified SpinCo Liabilities under Section 2.2(e));

(c)                                  Any untrue statement, alleged untrue statement, omission or alleged omission of a material fact in the Form 10, resulting in a misleading statement, with respect to all information contained in the Form 10; and

(d)                                 Any breach by SpinCo of this Agreement or any of the Ancillary Agreements.

5.3                               Indemnification by ParentCo.  Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Effective Time, ParentCo shall indemnify, defend and hold harmless SpinCo, its Subsidiaries and any of their respective Affiliates and all Persons who are directors, officers, agents or employees of SpinCo, its Subsidiaries  or any of their respective Affiliates (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities and related losses of the SpinCo Indemnitees relating to, arising out of or resulting from any of the following items:

(a)                                 The failure of ParentCo, its Affiliates or any other Person to pay, perform or otherwise promptly discharge after the Effective Time any Excluded Liabilities;

(b)                                 The Excluded Liabilities; and

(c)                                  Any breach by ParentCo of this Agreement or any of the Ancillary Agreements.

5.4                               Reduction for Insurance Proceeds and Other Recoveries.

(a)                                 The amount that any Party is required to provide indemnification (the “Indemnifying Party”) to or on behalf of the Party entitled to such indemnification (the “Indemnitee”) pursuant to this Article V, shall be reduced (retroactively or prospectively) by Insurance Proceeds or other amounts actually recovered from Third Parties on behalf of such Indemnitee in respect of the Liability or related loss.  If an Indemnitee receives a payment as required by this Agreement from an Indemnifying Party in respect of any Liability or related loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds in respect of such Liability or related loss, then such Indemnitee shall hold such Insurance Proceeds in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such Insurance Proceeds received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable loss of such Insurance Proceeds.

(b)                                 An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.  Notwithstanding the foregoing, each Party shall be required to use reasonable best efforts to collect or recover any available Insurance Proceeds.

5.5                               Procedures For Indemnification of Third-Party Claims.

(a)                                 If an Indemnitee shall receive notice or otherwise learn of the assertion by a Third Party (including any Governmental entity) of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee, such Indemnitee shall give such Indemnifying Party and each Party to this Agreement, written notice thereof as soon as reasonably practicable, but no later than thirty (30) days after becoming aware of such Third-Party Claim.  Any such notice shall describe the Third-Party Claim in reasonable detail.  If any Party shall receive notice or otherwise learn of the assertion of a Third-Party Claim which may reasonably be determined to be a Liability of the Parties, such Party shall give the other Party to this Agreement written notice thereof within thirty (30) days after becoming aware of such Third-Party Claim.  Any such notice shall describe the Third-Party Claim in reasonable detail.  Notwithstanding the foregoing, the failure of any Indemnitee or other Party to give notice as provided in this Section 5.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b)                                 An Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel; provided that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees’ reasonable judgment a conflict of interest between such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party.  Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim.  After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee.

(c)                                  With respect to any Third-Party Claim, the Indemnifying Party and Indemnitees agree, and shall cause their respective counsel (if applicable), to cooperate fully (in a manner that will preserve all attorney-client privilege or other privileges) to mitigate any such claim and minimize the defense costs associated therewith.

(d)                                 If an Indemnifying Party fails to assume the defense of a Third-Party Claim within thirty (30) days after receipt of written notice of such claim, the Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account of the Indemnifying Party subject to the limitations as set forth in this Section 5.5; provided, however, that such Third-Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.  If the Indemnitee assumes the defense of any Third-Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.  The Indemnifying Party shall reimburse all such costs and expenses of the Indemnitee in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third-Party Claim.  In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which consent will not be unreasonably withheld, delayed or conditioned.

5.6                               Additional Matters.

(a)                                 Any claim on account of a Liability which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such sixty (60) day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment.  If such Indemnifying Party rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

(b)                                 In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-

Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other in-house personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)                                  In the event of an Action in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant, and add the Indemnifying Party as a named defendant if at all practicable.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this section and subject to Section 5.5 with respect to Liabilities, the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses, and the allocated costs of in-house counsel and other in-house personnel), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

5.7                               Survival of Indemnities.  The rights and obligations of each Party and their respective Indemnitees under this Article V shall survive the sale or other transfer by any Party or its Affiliates of any assets or businesses or the assignment by it of any and all Liabilities.

Article VI

CERTAIN COVENANTS AND OTHER AGREEMENTS OF THE PARTIES

6.1                               Legal Names.  Absent a written agreement to the contrary, as soon as reasonably practicable and in any event within one hundred eighty (180)  days after the Distribution Date, each Party shall (i) cease to make any use of the other Party’s respective name and any Trademarks related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or dilutive thereof (the “Marks”), (ii) take all steps necessary, and fully cooperate with the other Party and its Affiliates, to remove the Marks from any corporate, trade, and assumed names and cancel any recordation of such names with any Governmental entity, and change any corporate, trade, and assumed name that uses the Marks to a name that does not include the Marks or any variation, derivation, or colorable imitation thereof, and (iii) remove, strike over or otherwise obliterate all Marks from (or otherwise not use) in all materials owned by each Party and its Affiliates, including without limitation, any business cards, stationary, packaging materials, displays, signs, promotional and advertising materials, and other materials or media including any internet usage or domain names that include the Marks.

6.2                               Preparation of Opening SpinCo Balance Sheet.  As soon as practicable after the Distribution Date, the Parties shall cooperate in the preparation of the Opening SpinCo Balance Sheet, prepared on the same basis as the unaudited pro forma condensed combined balance sheet of SpinCo, dated as of [•], 2013, included in the Form 10.

Article VII

CONFIDENTIALITY

7.1                               Confidentiality.

(a)                                 Notwithstanding any termination of this Agreement and subject to Section 7.2, for a period of ten (10) years after the Distribution Date, each Party agrees to hold, and to cause its respective Subsidiaries, Affiliates, directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, and undertake all reasonable precautions to safeguard and protect the confidentiality of, all Information concerning the other Party that is in its possession after the Distribution Date or furnished by the other Party or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such Party, its respective Subsidiaries, Affiliates, directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) lawfully acquired from other sources, which are not bound by a confidentiality obligation, by such Party or its respective Subsidiaries or Affiliates, or (iii) independently generated without reference to any proprietary or confidential Information of the other Party or its Subsidiaries.

(b)                                 Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information and who are informed and advised that the Information is confidential and subject to the obligations hereunder, except in compliance with Section 7.2.  Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either (i) destroy all copies of the Information in such Party’s possession, custody or control (including any that may be stored in any computer, word processor, or similar device, to the extent not commercially impractical to destroy such copies) including any copies, summaries, analyses, compilations, reports, extracts or other reproductions, in whole or in part, of such written, electronic or other tangible material or any other materials in written, electronic or other tangible format based on, reflecting or containing Information prepared by such Party, and/or (ii) return to the requesting Party, at the expense of the requesting Party, all copies of the Information furnished to such Party by or on behalf of the requesting Party.  Notwithstanding the foregoing, each Party may maintain the confidential Information of the other Party that is contained in such Party’s electronic back-up files that are created in the normal course of business pursuant to such Party’s standard protocol for preserving its electronic records.

7.2                               Protective Arrangements.  In the event that either Party or their respective Subsidiaries or Affiliates, either (i) determines after consultation with counsel, in the opinion of such counsel that it is required by law to disclose any Information, or (ii) receives any demand under lawful process or from any Governmental entity to disclose or provide Information of the other Party or their respective Subsidiaries that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party (and to the extent legally permissible) in seeking any reasonable protective arrangements requested by such other Party.  Subject to the foregoing, the Party that received such request may thereafter (i) furnish only that portion of the Confidential Information that is legally required, (ii) give notice to the other Party of the Information to be disclosed as far in advance as is practical, and (iii) exercise reasonable best efforts to obtain reliable assurance that the confidential nature of such Information shall be maintained.

Article VIII

ACCESS TO INFORMATION AND SERVICES

8.1                               Provision of Books and Records.

(a)                                 Except as otherwise provided in any Ancillary Agreement, as soon as practicable after the Distribution Date, ParentCo and SpinCo shall cooperate to provide that originals of SpinCo Books and Records (including all documents and electronically stored information except e-mails or other electronic correspondence not readily available in hard copy) which solely relate to SpinCo or the conduct of the SpinCo Business, as the case may be, up to the Effective Time, are in the possession or control of SpinCo or a SpinCo Subsidiary.

(b)                                 With respect to SpinCo Books and Records (including e-mails and other electronic correspondence not readily available in hard copy) that relate to both the SpinCo Business and the ParentCo Business (the “Combined Books and Records”), (i) the Parties shall use good faith efforts to divide as soon as practicable but no later than six (6) months following the Distribution Date such Combined Books and Records into the books and records which solely relate to ParentCo or the conduct of the ParentCo Business and those that relate solely to SpinCo and the SpinCo Business, as the case may be, up to the Effective Time, as appropriate, and (ii) to the extent such Combined Books and Records are not so divided, each Party shall keep and maintain copies of such Combined Books and Records as reasonably appropriate under the circumstances, subject to applicable confidentiality provisions hereof and of any Ancillary Agreement.

8.2                               Access to Information.  Except as otherwise provided in any Ancillary Agreement, after the Distribution Date, each Party shall provide the other Party and such other Party’s authorized accountants, counsel and other designated representatives reasonable access and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and Information relating to pre-Distribution operations of the SpinCo Business or ParentCo Business, as applicable, or within such Party’s possession or control or such other Information reasonably necessary for the preparation, review or auditing for spin-out financials for such other Party (including using reasonable best efforts to give access to Persons or firms possessing Information) insofar as such access is reasonably required by such other Party for the conduct of the SpinCo Business or ParentCo Business, as applicable, subject to appropriate restrictions for classified or privileged information.

8.3                               Production of Witnesses.  At all times after the Effective Time, each of SpinCo and ParentCo shall use reasonable best efforts to make available to the other, upon prior written request, its and its Subsidiaries’ officers, directors, employees and agents as witnesses to the extent that such Persons may reasonably be required in connection with any Action.

8.4                               Reimbursement.  Except to the extent otherwise contemplated in any Ancillary Agreements, a Party providing any information under Section 8.2 or witness services under Section 8.3 to the other Party shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments of such amounts, relating to supplies, disbursements and other out-of-pocket expenses (at cost) and direct and indirect expenses of employees who are witnesses or otherwise furnish assistance (at cost), as may be reasonably incurred in providing any such information under Section 8.2 or witness services under Section 8.3.

8.5                               Privileged Matters.  To allocate the interests of each Party with respect to privileged information, the Parties agree as follows:

(a)                                 ParentCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the ParentCo Business, whether or not the privileged information is in the possession of or under the control of ParentCo or SpinCo.  ParentCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Liabilities of ParentCo and its Affiliates and all Persons who at any time prior to or as of the Effective Time were directors, officers, agents or employees of ParentCo or any of its Affiliates (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, now pending or which may be asserted in the future, in any lawsuits or other Actions initiated against or by ParentCo, whether or not the privileged information is in the possession of or under the control of ParentCo or SpinCo.

(b)                                 SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the SpinCo Business, whether or not the privileged information is in the possession of or under the control of ParentCo or SpinCo.  SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting SpinCo Liabilities, now pending or which may be asserted in the future, in any lawsuits or other Actions initiated against or by SpinCo, whether or not the privileged information is in the possession of SpinCo or under the control of ParentCo or SpinCo.

(c)                                  ParentCo and SpinCo agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions of this Section 8.5, with respect to all privileges not allocated pursuant to the terms of Sections 8.5(a) and (b).  All privileges relating to any claims, proceedings, litigation, disputes or other matters which involve both ParentCo and SpinCo in respect of which ParentCo and SpinCo retain any responsibility or liability under this Agreement shall be subject to a shared privilege.

(d)                                 No Party may waive any privilege which could be asserted under any applicable law, if the other Party has a shared privilege, without the consent of the other Party, except to the extent reasonably required in connection with any litigation with Third Parties or as provided in Section 8.5(e).  Such consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e)                                  In the event of any litigation or dispute between the Parties and any of its Affiliates, either Party may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party, provided that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the Parties and any of its Affiliates, and shall not operate as a waiver of the shared privilege with respect to Third Parties.

(f)                                   If a dispute arises between the Parties regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party.  Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g)                                  Upon receipt by any Party of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its current or former directors, officers, agents or employees has received any subpoena, discovery or other request which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 8.5 or otherwise to prevent the production or disclosure of such privileged information.

(h)                                 The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of ParentCo and SpinCo, as set forth in this Section 8.5 and elsewhere in this Agreement, to maintain the confidentiality of privileged information and to assert and maintain applicable privileges.  The access to Information being granted pursuant to Sections 8.1 and 8.2, the agreement to provide witnesses and individuals pursuant to Section 8.3 and the transfer of privileged information between the Parties pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

8.6                               GSK Agreements.  Notwithstanding any other provision contained herein, ParentCo shall not, and shall cause its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives (collectively, “Representatives”) not to, take (or omit to take) any action (including, without limitation, the disclosure of any information to SpinCo or any of its Representatives), that is or would be reasonably expected to result in a breach or violation of, or be in conflict with, any ParentCo confidentiality obligation to GSK under the Collaboration Agreement and/or the Strategic Alliance Agreement.  To the extent that SpinCo or any of its Representatives becomes aware or believes that it has or may have received from ParentCo or any of its Representatives Confidential Information (as defined in the Collaboration Agreement or the Strategic Alliance Agreement) of GSK, it will promptly notify ParentCo in writing, will follow any reasonable instructions from ParentCo with respect to the return or destruction of such information, and will not use or disclose such information unless ParentCo confirms that it is not Confidential Information (as defined in the Collaboration Agreement or the Strategic Alliance Agreement) of GSK.  Each party agrees and understands that monetary damages would not adequately compensate the non-breaching party for a breach of this Section 8.6, that this Section 8.6 shall, to the fullest extent permitted by law, be specifically enforceable, and that any breach or threatened breach of this Section 8.6  shall be the proper subject of a temporary or permanent injunction or restraining order sought pursuant to Section 12.9 hereof.  Further, ParentCo and SpinCo waive, to the fullest extent permitted by law, any claim or defense that there is an adequate remedy at law for such breach or threatened breach.  Notwithstanding any other provision contained herein, SpinCo acknowledges and agrees that it has no rights to any non-public information under the Collaboration Agreement and/or the Strategic Alliance Agreement, the disclosure of which by ParentCo or any of its Representatives to SpinCo or any of its Representatives is or would be reasonably expected to result in a breach or violation of, or be in conflict with, any ParentCo confidentiality obligation to GSK under the Collaboration Agreement and/or the Strategic Alliance Agreement.  Notwithstanding anything else to the contrary, in the event of any conflict between this Section 8.6, or any covenant, right, agreement, obligation or duty of ParentCo or SpinCo (or any of their respective Representatives) under this Section 8.6, on the one hand, and any other provision of this Agreement, or any attachment hereto or any covenant, right, agreement, obligation or duty of ParentCo or SpinCo (or any of their respective Representatives) thereunder, on the other hand, this Section 8.6 shall govern and supersede such other provision, attachment, covenant, agreement, obligation or duty. Each party will be liable for breach of this Section 8.6 by any of its Representatives.

Article IX

DISPUTE RESOLUTION

9.1                               Disputes and Negotiation.  ParentCo and SpinCo recognize that disputes as to certain matters may from time to time arise during the effectiveness of this Agreement and the Ancillary Agreements which relate to either Party’s rights and obligations hereunder or thereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement and the Ancillary Agreements in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article IX if and when a dispute arises under this Agreement or the Ancillary Agreements.  In the event of a dispute between the Parties, a designated representative of each of ParentCo and SpinCo will meet as reasonably requested by either Party to review any such dispute.  If the disagreement is not resolved by the designated representatives by mutual agreement within thirty (30) days after a meeting to discuss the disagreement, either Party may at any time thereafter provide the other Party written notice specifying the terms of such disagreement in reasonable detail.  Upon receipt of such notice, the chief executive officers of ParentCo and SpinCo shall meet at a mutually agreed upon time and location for the purpose of resolving such disagreement.  The chief executive officers of ParentCo and SpinCo will discuss such disagreement and/or negotiate for a period of up to sixty

(60) days in an effort to resolve such disagreement or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement or the Ancillary Agreements mutually agreeable to both Parties, without the necessity of formal procedures relating thereto.  During the course of such negotiations, the Parties will reasonably cooperate and provide information that is not materially confidential in order that each of the Parties may be fully informed with respect to the issues in dispute.  The institution of a formal proceeding, including arbitration under Section 9.2, to resolve the disagreement may occur by written notice to the other Party only after the earlier of: (i) the chief executive officers of ParentCo and SpinCo mutually agreeing that resolution of the disagreement through continued negotiation is not likely to occur; or (ii) the expiration of the sixty (60) day negotiation period.

9.2                               Dispute Resolution and Arbitration.  Except as provided in the Non-Exclusive Cross-License Agreement for any disputes concerning Intellectual Property, disputes arising out of, relating to or in connection with this Agreement or the Ancillary Agreements, or in relations between the parties with respect to the subject matter hereof, for any reason or under any circumstances, will be finally settled by a single arbitrator in a binding arbitration in accordance with the Judicial Arbitration and Mediation Services (“JAMS”) Comprehensive Arbitration Rules and Procedures (the “Rules”).  Upon receipt of written notice by one Party to the other of the existence of a dispute, the Parties shall, within thirty (30) days conduct a meeting of one or more senior executives of each Party, with full settlement authority, in an attempt to resolve the dispute.  Each Party shall make available appropriate personnel to meet and confer with the other Party reasonably within the thirty-day period.  Upon the expiration of the thirty-day period, or upon the termination of discussions between the senior executives, either Party may elect arbitration of any dispute by written notice to the other (the “Arbitration Notice”).  The arbitration shall be held in San Francisco, California before one (1) arbitrator from JAMS  having substantial experience as a jurist and mediator with significant disputes in the pharmaceutical industry selected by the mutual agreement of SpinCo and ParentCo; provided, however, that if such parties cannot agree on an arbitrator within thirty (30) days of the Arbitration Notice, either Party may request JAMS select the arbitrator, and JAMS shall select an arbitrator pursuant to the procedure set out by the Rules; provided, however, that the arbitrator selected by JAMS shall be a former judge with at least fifteen (15) years experience addressing as a jurist and/or mediator significant disputes in the pharmaceutical industry.  The arbitration shall be administered by JAMS pursuant to the Rules.  Judgment on the arbitration award may be entered in any court having jurisdiction.  The arbitrator may, in the arbitration award, allocate for payment by the non-prevailing party all or part of the costs of the arbitration, including fees of the arbitrator and the reasonable attorneys’ fees and costs incurred by the prevailing party.  This Section shall not preclude the parties from seeking provisional remedies in aid of arbitration or equitable relief  from a court of appropriate jurisdiction.  In respect of any actions for such provisional remedies, injunctive or other equitable relief hereunder, any action or proceeding may be brought against any Party in the state and federal courts located in the county of San Mateo, California and each of the parties consents to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.

9.3                               Confidentiality. The arbitration proceeding shall be confidential and the arbitrator(s) shall issue appropriate protective orders to safeguard each Party’s confidential Information. Except as required by law, no Party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s)

without prior written consent of each other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator(s), except as may be required in connection with the enforcement of such award or as otherwise required by applicable law or regulatory authority.

9.4                               Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND BUSINESS INTERRUPTION.

Article X

FURTHER ASSURANCES

10.1                        Further Assurances.

(a)                                 In addition to and without limiting the actions specifically provided in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental entity or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the assignment and assumption of the SpinCo Liabilities and the other transactions contemplated hereby and thereby.

Article XI

TERMINATION

11.1                        Termination.  Notwithstanding anything to the contrary herein, this Agreement (including Article V (Indemnification)) may be terminated and the Separation and Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of ParentCo without the approval of SpinCo or the stockholders of ParentCo.  In the event of such termination, no Party shall have any Liability to the other Party or any other Person.  After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by each Party.

Article XII

MISCELLANEOUS

12.1                        Governing Law; Jurisdiction.  This Agreement shall be deemed to have been made in the State of Delaware and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. In respect of any actions for injunctive or other equitable relief hereunder, any action or proceeding may be brought against any Party in the state and federal courts located in the county of San Mateo, California and each of the parties consents to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.

12.2                        Assignability.  The provisions of this Agreement, each Ancillary Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.  Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, however, that a Party may assign this Agreement to an Affiliate controlled by such Party or in connection with a merger transaction in which such Party is not the surviving entity or in connection with the sale or other transfer by such Party of all or substantially all of its assets, and upon the effectiveness of such assignment, the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by all terms of this Agreement as if named as a “Party” hereto.

12.3                        Third Party Beneficiaries.  Except for the indemnification rights under this Agreement of any ParentCo Indemnitee or SpinCo Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no Third Party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

12.4                        Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the addresses set forth below (or at such other addresses as shall be specified by notice given in accordance with this Section):

If to ParentCo, to:	Theravance, Inc.
Attention: General Counsel
951 Gateway Boulevard
South San Francisco, CA 94080
Facsimile: [•]

If to SpinCo, to:	Theravance Biopharma, Inc.
Attention: Legal Department
[901 Gateway Boulevard
South San Francisco, CA 94080]
Facsimile: [•]

12.5                        Severability.  If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.

12.6                        Expenses.  Except as expressly set forth in this Agreement or in any Ancillary Agreement, whether or not the Separation or the Distribution is consummated, all Third Party fees, costs and expenses paid or incurred in connection with the Separation and Distribution shall be paid by ParentCo but only to the extent such fees arise or were paid or incurred prior to the Effective Time.

12.7                        Survival of Covenants.  Except as expressly set forth in any Ancillary Agreement, all covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

12.8                        Waivers of Default.  The failure of either Party to require strict performance by the other Party of any provision in this Agreement or any Ancillary Agreement will not waive or diminish such Party’s right to demand strict performance thereafter of that or any other provision hereof.

12.9                        Specific Performance.  The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms.  Accordingly, it is hereby agreed that the Parties shall be entitled to (a) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Article IX, (b) provisional or temporary injunctive relief in accordance therewith in the courts located in San Mateo County, California, and (c) enforcement of any such award of an arbitral tribunal in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

12.10                 Waiver of Jury Trial. SUBJECT TO ARTICLE IX HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10.

12.11                 Amendments.  This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

12.12                 Schedules.  All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

12.13                 Construction.

(a)                                 This Agreement has been prepared jointly and shall not be strictly construed against either Party.

(b)                                 For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c)                                  Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Attachments” are intended to refer to Articles and Sections of , and Exhibits and Attachments, to this Agreement.

(d)                                 The words “include” and “including,” shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)                                  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.14                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes.

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IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the day and year first above written.

THERAVANCE, INC.

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the day and year first above written.

THERAVANCE BIOPHARMA, INC.

By:
Name: Rick E Winningham
Title: Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]